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                                                                    EXHIBIT 3.22

                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                       WASTE SERVICES LIMITED PARTNER, LLC
                      A DELAWARE LIMITED LIABILITY COMPANY

      THIS OPERATING AGREEMENT (this "Agreement") is entered into as of April 21, 2004, by Waste Services, Inc., a Delaware corporation (the "Member"). By entering into this Agreement, the Member shall become the sole Member of Waste Services Limited Partner, LLC, a Delaware limited liability company (the "Company").

                                   ARTICLE I
                                  DEFINITIONS

      1.1 Affiliate. "Affiliate" of a Member shall mean any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Member, as applicable. The term "control," as used in the immediately preceding sentence, shall mean with respect to a corporation or limited liability company the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

      1.2 Capital Contributions. The Member's "Capital Contributions" are the fair market value of those contributions it makes to the Company pursuant to
Section 3.1.

      1.3 LLC Act. "LLC Act" shall mean the Delaware Limited Liability Company Act under Section 18-101 et. seq. of Title 6 of the Delaware Code.

      1.4 Manager. A "Manager" shall mean any of the mangers of the Company duly appointed or elected to serve in such capacity under this Agreement.

      1.5 Member. The "Member" shall mean each person or entity who has executed this Agreement.

      1.6 Membership Interest. "Membership Interest" with respect to the Member shall mean the sole ownership interest in the Company.

      1.7 Person. "Person" shall mean an individual, partnership, limited partnership, limited liability company, corporation, trust, estate, association or any other entity.

                                   ARTICLE II
                         FORMATION, PURPOSE, NAME, ETC.

      2.1 Formation. The Company has been formed as a limited liability company pursuant to the provisions of the Act and all other pertinent laws of the State of Delaware by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on April 8, 2004.

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      2.2   Name. The Company shall conduct the Company Business under the name of "Waste Services Limited Partner, LLC."

      2.3 Purpose. The purpose of the Company shall be to hold, manage, sell, etc., interests in limited partnerships for general business purposes (the "Company Business") and in connection therewith to engage in any lawful business which may be conducted by a limited liability company under the LLC Act and to exercise all powers necessary or incidental to, or reasonably connected with, the Company Business. The Company's place of business shall be Wilmington, Delaware, and the Company will not conduct any business in the State of Texas.

      2.4 Other Businesses. The Member may conduct businesses and activities other than the Company Business and the Company shall have no rights by virtue of this Agreement in such other businesses or activities.

      2.5 Duration. Unless the Company is earlier dissolved under the provisions of this Agreement or the LLC Act, the existence of the Company shall be perpetual.

      2.6 Registered Office and Agent. The Company's Registered Office in the State of Delaware, shall be Nemours Building, Suite 1414, 1007 North Orange Street, Wilmington, Delaware 19801, or any other place that the Member may determine from time to time. The registered agent of the Company for service of process at such address is Waste Services Limited Partner, LLC, or such other agent as may be designated from time to time by the Member.

      2.7 Principal Place of Business. The principal place of business of the Company shall be located at its Registered Office, or at such other place or places as the Member shall from time to time determine; provided, however, that no business shall be conducted by or on behalf of the Company in the State of Texas.

                                   ARTICLE III
                             CAPITAL OF THE COMPANY

      3.1 Capital Contributions. The Member shall contribute to the capital of the Company as its Capital Contribution the money and/or property specified in Exhibit "A" attached hereto and by this reference incorporated herein. The Member may, but shall not be obligated to, make additional Capital Contributions.

      3.2 No Interest. The Member shall not be entitled to interest on its Capital Contribution.

      3.3 Authorization and Issuance of Unit. The Company is authorized to issue one (1), and only one (1), common unit of the Company (the "Unit"). Any holder of the Unit shall succeed to the rights and obligations of the Member under this Agreement. Effective as of the date hereof, the Company shall issue the Unit to the Member.

      3.4 Certification. The Unit may be represented by a certificate, which shall be endorsed with the following legend:

                                        2

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      THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER
THE SECURITIES ACT OF 1933 AS AMENDED. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITY UNDER SAID ACT OR AN EXEMPTION FROM REGISTRATION UNDER THE ACT.

                                   ARTICLE IV
                                  DISTRIBUTIONS

      4.1 Distribution of Profits and Losses. Subject to Section 5.5, all profits, losses, gain, deductions and credits either of cash or property of or by the Company shall be distributed entirely to the Member.

      4.2 Distributions of Available Cash. Subject to Section 5.5, from time to time, and at such times as the Member may request, Available Cash (as defined below) may be distributed to the Member. "Available Cash" of the Company shall, for any applicable period, mean the amount (if any) by which the gross cash receipts of the Company during such period from all sources, including net operating income, contributions to the capital of the Company, funds borrowed by the Company and any and all receipts in respect of the Company's interest in other entities exceed the expenses and expenditures during such period and the amounts required to provide for the future needs of the business of the company and to establish and fund reasonable reserves against future costs and liabilities.

                                    ARTICLE V
                                   MANAGEMENT

      5.1 Management. Subject to the provisions of this Agreement, the Company shall appoint managers (the "Managers"), who shall have exclusive authority to act on behalf of the Company. Subject to the provisions of this Agreement, the Managers shall have the authority to manage the business and affairs of the Company. The Member shall have no authority to act on behalf of or bind the Company. No Manager shall have the authority to act on behalf of the Company in the State of Texas.

      5.2 Selection, Removal and Resignation of Managers. The Member shall select any and all Managers of the Company. The initial Managers of the Company shall be Ivan R. Cairns, Larry D. Henk, Ronald Rubin, and Michael C. Doyle, none of whom are residents of the State of Texas. The Member may remove any of the Managers at any time, with or without cause, upon delivery to such Manager at the principal office of the Company of written notice of such removal. Further, any of the Managers may resign upon delivery to the Member at the principal office of the Company of written notice of such resignation.

      5.3 Compensation. The Managers shall receive such compensation for their duties as Managers as the Member shall determine in its sole discretion.

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      5.4   Authority of Managers. Except as otherwise provided in this
Agreement, any one of the Managers or their delegate shall have authority to act alone on behalf of the Company with respect to all matters, including, but not limited to:

            (a) maintaining accounts and records of the Company, preparing and accepting correspondence and filing legal documents, answering telephones, handling any mail of the Company, interfacing with the Company's attorneys and accountants, paying any of the Company's invoices, safekeeping any Company records, completing and filing informational returns and business license applications, and performing other duties as are reasonably assigned;

            (b) procuring all consents, books of account or other documents which may be required by the laws of Delaware or any state in which the Company may do business or which may be necessary or appropriate in connection with the business of the Company;

            (c) paying all charges and expenses incident to, or arising out of, the formation of the Company, and reimbursing any person who has made any disbursements therefore;

            (d) depositing with PNC Bank, a Delaware corporation with its principal offices at 300 Delaware Avenue, 6th Floor, Wilmington, Delaware 19801 (the "Custodian") all or any part of any property owned by the Company (the "Custody Account"), and entering into a custody agreement (the "Custody Agreement") on behalf of the Company with the Custodian, attached hereto as Exhibit A, with such terms and conditions as are requisite and proper, said Custody Agreement to provide, inter alia, the manner in which such property so deposited with the Custodian, and the income therefrom, shall be held, withdrawn and/or disposed of;

            (e) opening a checking account from which funds will be drawn to pay administrative expenses (the "Checking Account") with the Custodian and executing on behalf of the Company an agreement with the Custodian governing such Checking Account;

            (f) transferring funds from the Company's Custody Account to the Member and executing the associated "Manager Authorization for Distribution" form;

            (g) transferring funds from the Company's Custody Account to a limited partnership owned by the Company and executing the associated "Manager Authorization for Contribution" form.

            (h) subject to the provisions of Section 5.5, executing check and/or withdrawal orders against the Checking Account and effecting wire transfers from the Custody Account for purposes of making distributions to the Member pursuant to Section 4 of this Agreement;

            (i) executing check and/or withdrawal orders against the Checking Account for purposes of paying expenses of the Company;

            (j) executing a sublease contract ("Sublease Contract") with Delaware Incorporators & Registration Service, LLC for the rental of office space at Nemours Building, Suite 1414, 1007 North Orange Street, Wilmington, Delaware 19801;

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            (k)   paying any withholding, unemployment, or other taxes imposed upon the Company;

            (l) entering into any written contracts on an arm's length basis on behalf of the Company;

            (m) executing that certain Service Agreement with Delaware Incorporators & Registration Service, LLC for the provision of certain services thereunder (the "Service Agreement");

            (n) executing that certain Employment Agreement with Michael C. Doyle; and

            (o)   taking any other action on behalf of the Company.

      No Manager may perform any of the acts authorized by this Section 5.4 in the State of Texas. Notwithstanding anything to the contrary in this Agreement, including the foregoing provisions of this Section 5.4, the consent of a majority of all the Managers is required for (a) the sale of any of the Company's assets; (b) the creation of an encumbrance on any of the Company's assets; (c) any action that would subject the Company to a liability in excess of $5,000 (except for the execution of the Service Agreement pursuant to Section 5.4(m) above); or (d) any transfer of cash or other Company assets of $5,000 or more from the Company to anyone other than the Member, the Custody Account or to the Checking Account (other than as payment to Delaware Incorporators & Registration Service, LLC for services provided under the Service Agreement pursuant to Section 5.4(m) above).

      5.5 Distributions/Contributions. All distributions to the Member, and all contributions to any entity in which the Company owns an interest, must be made pursuant to the prior written authorization of a Manager. Such written authorization must be executed in the State of Delaware.

      5.6   Powers and Business of the Company.

            (a) The Company shall not commingle its funds with those of any Affiliate or any other entity. Funds and other assets of the Company shall be separately identified and segregated. All of the Company's assets shall at all times be held by or on behalf of the Company, and, if held on behalf of the Company by another entity, shall at all times be kept identifiable (in accordance with customary usage) as assets owned by the Company. The Company shall maintain its own separate bank accounts, payroll and books of account.

            (b) The Company shall pay from its own assets (including contributions by the Member) all obligations of any kind incurred by the Company.

            (c) The Company shall take all appropriate action necessary to ensure its existence as a limited liability company in good standing under the laws of the State of Delaware and shall otherwise comply with all formalities required by the LLC Act. The Company shall

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maintain its books, records, resolutions and agreements as official records at
Nemours Building, Suite 1414, 1007 North Orange Street, Wilmington, Delaware 19801.

            (d) All financial statements, accounting records and other organizational documents of the Company shall be maintained separately from those of any Affiliate or any other entity and the Company shall otherwise observe all corporate or other organizational formalities.

            (e) The annual financial statements of the Company shall disclose, in accordance with and to the extent required under generally accepted accounting principles, any transactions between the Company and any Affiliate.

            (f) All business transactions entered into by the Company with any Affiliate shall be on terms and conditions that are no less favorable to the Company than the terms and conditions that would be expected to have been obtained, at the time of such transaction and under similar circumstances, from unaffiliated persons.

            (g) The Company shall at all times hold itself out to the public (including any Affiliate's creditors) as a separate and distinct entity operating under the Company's own name, and the Company shall act solely in its own name and through its own authorized agents, and the Company shall correct any known misunderstanding regarding the Company's status as a separate and distinct entity.

            (h) The Company shall reimburse any Affiliate for any service provided to the Company by such Affiliate (including those to be provided pursuant to any lease, administrative or management services agreement or other contract between the Company and any Affiliate) in accordance with the terms of any such lease, agreement or other contract.

            (i) The Company shall not acquire the obligations or securities of any Member.

            (j) The Company shall maintain and use stationery, invoices, checks and any related identifying forms setting forth only the Company's name or any trade that it shall adopt, and shall not set forth the name or trade name of any Affiliate or any other entity. Except for purposes of filing any tax return, where otherwise required or permitted by applicable law, the Company shall not identify itself or any of its Affiliates as a division or part of the other.

            (k) The Company shall maintain adequate capital in light of its contemplated business and purposes.

                                   ARTICLE VI
                            MEMBER RIGHTS PROVISIONS

      6.1 Limited Liability. Except as expressly set forth in this Agreement or required by law, no Member shall be personally liable for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise.

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      6.2   Books and Records. As provided in the LLC Act, the Company will maintain, at the Company's Registered Office (provided for in Section 2.6 of this Agreement), the following records:

            (a) A current list of the full name and last known business address of the Member and managers, separately identifying each in alphabetical order;

            (b) A copy of the filed certificate of formation and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any document has been executed;

            (c) Copies of any then effective limited liability company agreement of the Company;

            (d) Promptly after becoming available, a copy of the limited liability company's federal, state and local income tax returns for each year;

            (e) True and full information regarding the status of the business and financial condition of the limited liability company; and

            (f) True and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by the Member.

      6.3   Taxes and Other Filings.

            (a) For federal income tax purposes, the Company shall be disregarded as an entity separate from the Member pursuant to Treasury Regulations Section 301.7701-3(b)(1)(ii). Subject to the foregoing, the Managers shall cause to be prepared and filed all necessary tax returns for the Company.

            (b) The Managers shall cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, amendments to, or restatements of, the Articles and all reports required to be filed by the Company with those entities under the LLC Act or other then current applicable laws, rules and regulations.

      6.4 Transfer of LLC Interests. The Member may sell, assign, pledge, hypothecate, or otherwise transfer or encumber all or any part of its interest in the Company upon such terms and conditions as the Member may determine, in its sole discretion. Upon a transferee's acquisition of the Member's interest in the Company, the transferee shall succeed to the Membership Interest, or portion thereof transferred, of the transferor Member in the same capacity as the transferor Member held in the Company. Accordingly, the transferee shall acquire all rights and obligations with respect to title, management, capital, allocations and distributions which the transferor Member held in the Company, as such rights and obligations are set forth in this Agreement or conferred by law.

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      6.5   Indemnity of Member.

            (a) Indemnity. To the fullest extent permitted by the LLC Act, the Company, to the extent of its assets legally available for that purpose, will indemnify, hold harmless and defend the Member, the Managers, and any member, partner, shareholder, director, officer, agent, affiliate and professional or other advisor of any of them (collectively, the "Indemnified Persons") from and against any and all loss, cost, damage, expense (including, without limitation, fees and expenses of attorneys and other advisors and any court costs incurred by any Indemnified Person) or liability by reason of anything any Indemnified Person does or refrains from doing for, or in connection with the business or affairs of, the Company, except to the extent that it is finally judicially determined by a court of competent jurisdiction that the loss, cost damage, expense or liability resulted primarily from the Indemnified Person's gross negligence or willful breach of a material provision of this Agreement which in either event causes actual damage to the Company. The Company may pay in advance or reimburse reasonable expenses (including advancing reasonable costs of defense) incurred by the Indemnified Person who is or is threatened to be named or made a defendant or a respondent in a proceeding concerning the business and affairs of the Company.

            (b) Additional Indemnity. The Company, with the approval of the Member, may indemnify any of the Indemnified Persons for any loss, cost, damage, expense or liability for which the Indemnified Persons would not be entitled to mandatory indemnification under Section 6.5(a).

            (c) Waiver of Indemnity Rights. An Indemnified Person may waive the benefit of indemnification under Section 6.5(a), but only by an instrument in writing executed by such Indemnified Person.

            (d)   Certain Related Rights. The rights to indemnification under
Section 6.5(a) are not exclusive of other rights, which any Indemnified Person may otherwise have at law or in equity, including, without limitation, common law rights to indemnification or contribution. Nothing in this Section 6.5 shall affect the rights or obligations of any Person (or the limitations on those rights or obligations) under any other agreement or instrument to which that Person is a party.

                                   ARTICLE VII
                       SALE, DISSOLUTION, AND LIQUIDATION

      7.1 Dissolution of the Company. The Company shall be dissolved upon the occurrence of any of the following; (i) a determination in writing by the Member to dissolve the Company; (ii) the entry of a decree of judicial dissolution pursuant to the LLC Act and the provisions of succeeding law; (iii) the dissolution of the Member, or (iv) the sale of all or substantially all of the Company's assets and the payment of all its creditors; such events are hereinafter referred to as a "Dissolution Event."

      7.2   Winding Up and Dissolution.

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            (a)   Upon the dissolution of the Company, the Company Business
shall be wound up and its assets liquidated by the Managers. The Member shall rely solely upon Company assets as consideration for its interest in the Company and the Member shall not be liable for any amounts in excess of such assets.

            (b) In settling accounts after dissolution, the liabilities of the Company shall be paid in the following order:

                  (1) those to creditors, including the Member when the Member is a creditor, in the order of priority as provided and to the extent otherwise permitted by law, except those to the Member of the Company on account of its contributions;

                  (2) those to the Member of the Company in respect of its share of the profits and other compensation by way of income on its contributions; and

                  (3) those to the Member of the Company in respect of its contributions to capital.

            (c) Upon complete liquidation, dissolution and distribution, the Company and the Company Business shall cease.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

      8.1 Notices. Any notice to be given or to be served upon the Company or any party hereto in connection with this Agreement must be in writing (which may include facsimile) and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Any notices, consents or other communications in connection with this Agreement shall be in writing and addressed as follows:

TO THE AGENT OF COMPANY:                         Michael C. Doyle
                                                 Nemours Building, Suite 1414
                                                 1007 North Orange Street
                                                 Wilmington, Delaware 19801

TO THE COMPANY OR THE MEMBER:                    Michael C. Doyle
                                                 Nemours Building, Suite 1414
                                                 1007 North Orange Street
                                                 Wilmington, Delaware 19801


      Notices or consents to the Member shall be to the Member's last address as shown on the books and records of the Company. Any party may, at any time by giving five (5) days' prior written notice to the other parties, designate any other address in substitution of the foregoing address to which such notice will be given.

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      8.2   Binding Effect. The terms, conditions, covenants, and agreements herein contained shall inure to the benefit of and be binding upon the Member and its respective heirs, successors, assigns and legal representatives.

      8.3 Partial Invalidity. If any term, covenant, or condition of this Agreement or the application thereof to any person, entity, or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term, covenant, or condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

      8.4 Governing Law. The laws of the State of Delaware shall govern the validity, construction, performance and effect of this Agreement.

      8.5 Effective Date. This Agreement shall become effective as of the date written on the first page of this Agreement.

                            [signature page follows]

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      IN WITNESS WHEREOF, the undersigned has executed this Agreement to be effective as of the date first set forth above.

                                                   MEMBER:

                                                   WASTE SERVICES, INC.,
                                                   a Delaware corporation


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                                   EXHIBIT "A"
                              CAPITAL CONTRIBUTION


            MEMBER                                      CAPITAL CONTRIBUTION
            ------                                      --------------------
Waste Services, Inc.                                           $ 2000
TOTAL                                                          $ 2000